Exhibit 99.1

Contacts:
For Investors:	For Media:
Amedisys, Inc.	Amedisys, Inc.
Kevin B. LeBlanc	Jacqueline Chen Valencia
Director of Investor Relations	Senior Vice President Marketing & Communications
225.299.3391	225.299.3688
kevin.leblanc@amedisys.com	jacqueline.chen@amedisys.com

Amedisys Announces New Director

Baton Rouge, Louisiana, (March 8, 2013) – Amedisys, Inc. (NASDAQ: AMED), one of America’s leading home health and hospice care companies, announced today that Ms. Linda J. Hall has joined the Board. The Amedisys Board, assisted by a national executive search firm, conducted an extensive search for a qualified director to enhance the existing strength of our Board. As a result of that process, the Board identified and unanimously appointed Ms. Hall to our Board. Ms. Hall is the Entrepreneur-in-Residence at the Carlson School of Management at the University of Minnesota, and she works as a private consultant with several companies, including a number of companies in the healthcare industry. Her healthcare consulting clients have included Mayo Clinic, Blue Cross/Blue Shield of Minnesota, Xylo Technologies and Children’s HeartLink.

Ms. Hall has significant management experience in the healthcare industry, including previously as the CEO of MinuteClinic (which was sold to CVS Pharmacy in 2006), the CEO of Accurate Home Care (a home-healthcare company serving chronically ill pediatric patients), and as an interim executive at UnitedHealth Group, leading their corporate social responsibility initiative for AARP. In addition, her past management experience outside of healthcare includes serving as President of Ceridian Performance Partners and Vice President of Honeywell’s Worldwide Consumer Business Group.

Ms. Hall has substantial public company board experience. She currently serves on the board of directors of Investors Real Estate Trust, a diversified real estate investment trust which includes healthcare investments, where she serves on the compensation, nominating and governance and investment committees. Previously, she served on the boards of Health Fitness Corporation, from 2008 until its sale in 2010; August Technology, from 2002 until a merger in 2006; and MTS Systems Corporation, from 1995 to 2006, retiring due to a 10-year term limit. At MTS, she served as the lead director, the chair of the compensation committee and as a member of the audit committee. She also served as Chair, Vice-Chair and as a member of the Executive Committee of the Ninth District Federal Reserve Bank Board.

Ms. Hall earned a Ph.D. from the University of Minnesota in 1980 and an M.A. from the University of Michigan in 1970.

William F. Borne, Amedisys’ Chairman and CEO, stated, “We are pleased that Ms. Hall has joined the Amedisys board. She has a wealth of board and executive experience, especially in the healthcare industry, and we look forward to benefiting from her valuable insights as a director of our Company.”

Amedisys, Inc. is headquartered in Baton Rouge, La. Its common stock trades on the NASDAQ Global Select Market under the symbol AMED.

About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a leading health care at home company delivering personalized home health and hospice care to more than 360,000 patients each year. Amedisys is focused on delivering the care that is best for our patients, whether that is home-based recovery and rehabilitation after an operation or injury, care focused on empowering them to manage a chronic disease, palliative care for those with a terminal illness, or hospice care at the end of life. The Company’s state-of-the-art advanced chronic care management programs and leading-edge technology enables it to deliver quality care based upon the latest evidence-based best practices. Amedisys is a recognized innovator, being one of the first in the industry to equip its clinicians with point-of-care laptop technology and referring physicians with an internet portal that enables real-time coordination of patient care seamlessly. Amedisys also has the industry’s first-ever nationwide Care Transitions program, designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care. For more information about the Company, please visit: http://www.amedisys.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Many of the factors that could cause or contribute to such differences are described in the Company’s periodic reports and registrations statements filed with the Securities and Exchange Commission, and include, but are not limited to the following: general economic and business conditions, changes in or failure to comply with existing regulations or the inability to comply with new government regulations on a timely basis, changes in Medicare and other medical reimbursement levels, ability to complete acquisitions announced from time to time, and any financing related thereto, the ability to meet debt service requirements and to comply with covenants in debt agreements, adverse changes in federal and state laws relating to the health care industry, demographic changes, availability and terms of capital, ability to attract and retain qualified personnel, ongoing development and success of new start-ups, ability to successfully integrate newly acquired agencies, changes in estimates and judgments associated with critical accounting policies, business disruption due to natural disasters or acts of terrorism, and various other matters, many of which are beyond management’s control. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Our company website address is http://www.amedisys.com. We use our website as a channel of distribution for important company information. Important information, including press releases, analyst presentations and financial information regarding the Company is routinely posted on and accessible on the “Investor Relations” subpage of our website, which is accessible by clicking on the tab labeled “Investors” on our website home page. We will also use our website to expedite public access to time-critical information regarding the Company in advance of or in lieu of distributing a press release or a filing with the Securities and Exchange Commission (“SEC”) disclosing the same information. In addition, we make available on the Investor Relations subpage of our website (under the link “SEC filings”) free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, ownership reports on Forms 3, 4 and 5 and any amendments to those reports as soon as practicable after we electronically file such reports with the SEC. Further, copies of our Certificate of Incorporation and Bylaws, our Code of Ethical Business Conduct and the charters for the Audit, Compensation and Nominating and Governance Committees of our Board are also available on the Investor Relations subpage of our website (under the link “Corporate Governance”).

###